SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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SECURITIES EXCHANGE ACT OF 1934

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Workstream Inc.

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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WORKSTREAM INC.
NOTICE OF 2007 ANNUAL AND SPECIAL MEETING
OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN THAT the 2007 annual and special meeting of the shareholders of WORKSTREAM INC. (the “Corporation”) will be held on Thursday, November 15, 2007 at the executive offices of Workstream Inc., located at 495 March Road, Suite 300, Ottawa, Ontario K2K 3G1, commencing at 10:00 a.m. (Ottawa time) for the following purposes:

1.	To elect the following persons as directors of the Corporation:

Michael Mullarkey
Thomas Danis
Michael Gerrior
Mitch Tuchman
Deepak Gupta

2.	To appoint RSM McGladrey, Inc. as auditors of the Corporation;

3.	To authorize the directors to fix the remuneration of the auditors;

4.
To consider and approve an amendment to the Corporation’s Amended and Restated 2002 Stock Option Plan to increase the number of Common Shares reserved for issuance under the plan from 5,000,000 to 11,000,000 shares;

5.	To receive and consider the financial statements of the Corporation for the fiscal year ended May 31, 2007, together with the auditors’ report thereon and the Annual Report to the shareholders; and

6.	To transact such further and other business as may properly be brought before the meeting or any adjournment or any adjournments thereof.

The enclosed proxy is solicited by our management. We have enclosed a copy of our Annual Report for the fiscal year ended May 31, 2007, which is not a part of the proxy soliciting materials. The financial statements referred to in Item 5 above are included as part of the 2007 Annual Report.

Your vote is important. Please sign, date and return your proxy card promptly so your shares can be represented, even if you plan to attend the meeting. Please see the proxy card for instructions on how to vote. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the proxy circular and proxy statement or by attending the meeting and voting in person.

DATED this 8th day of October 2007,

BY ORDER OF THE BOARD OF DIRECTORS

Michael Mullarkey, Chairman
NOTE:
IF YOU ARE UNABLE TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE AND RETURN THE ENCLOSED FORM OF PROXY. A POSTAGE PAID ADDRESSED ENVELOPE HAS BEEN ENCLOSED.

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TABLE OF CONTENTS

Notice of Annual Meeting of Shareholders	i

Proxy Statement	1

Solicitation of Proxies by Management	1

Information on Voting	2

Security Ownership of Principal Shareholders	3

Proposal 1 - Election of Directors	5

Executive Officer Information	6

Meetings and Committees of the Board of Directors	6

Executive Compensation	8

Performance Graph	14

Report of the Compensation Committee	15

Report of the Audit Committee	15

Proposal 2 – Appointment of Auditors	17

Proposal 3 – Authorization to Fix the Remuneration of Auditors	17

Proposal 4 – Authorization to Amend the Stock Option Plan	18

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WORKSTREAM INC.
495 March Road
Suite 300
Ottawa, Ontario Canada K2K 3G1
(613) 270-0619
____________________

PROXY CIRCULAR AND PROXY STATEMENT
for
2007 Annual and Special Meeting of Shareholders
November 15, 2007
____________________

This Proxy Circular and Proxy Statement is furnished in connection with the solicitation of proxies by, or on behalf of, the management of Workstream Inc., incorporated under the laws of Canada, for use at the 2007 annual and special meeting of our shareholders (the “Meeting”) to be held on Thursday, the 15th day of November, 2007 at 10:00 a.m. (Ottawa time) at our executive offices at 495 March Road, Suite 300, Ottawa, Ontario K2K 3G1 and at any adjournment or adjournments thereof for the purposes set forth in the Notice of Meeting. Except as otherwise stated, the information contained herein is given as of October 8, 2007.

The Notice of Meeting, this document and the Form of Proxy will be mailed commencing on or about October 12, 2007 to shareholders of record as of the close of business on October 8, 2007, the record date for the Meeting.

SOLICITATION OF PROXIES BY MANAGEMENT

THE ENCLOSED PROXY IS BEING SOLICITED BY, OR ON BEHALF OF, OUR MANAGEMENT and the cost of such solicitation will be borne by us, including the cost of preparing, assembling and mailing proxy materials, handling and tabulating the proxies returned, and charges of brokerage houses, nominees and fiduciaries in forwarding proxy materials to our beneficial owners. The solicitation of proxies will be primarily by mail, but proxies may also be solicited by telephone or other personal contact by our directors, officers and employees or by our transfer agent and registrar. We will reimburse their expenses for doing this.

INFORMATION ON VOTING

APPOINTMENT OF PROXIES

The persons named in the enclosed Form of Proxy are our directors and officers. A shareholder desiring to appoint some other person to represent him/her at the Meeting may do so by inserting such person’s name in the blank space provided in the Form of the Proxy or by completing another form of proxy and in either case delivering the completed proxy to American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038, Attention: Proxy Department, not later than the day preceding the Meeting or by depositing it with the Chairman of the Meeting prior to the commencement of the Meeting. It is the responsibility of the shareholder appointing some other person to represent him/her to inform such person that he/she has been so appointed. The proxy must be executed by the shareholder or his/her attorney authorized in writing or, if the shareholder is a corporation, by an officer or attorney thereof, duly authorized.

REVOCABILITY OF PROXIES

A shareholder executing the enclosed Form of Proxy has the right to revoke it under subsection 148(4) of the Canadian Business Corporation Act. A shareholder may revoke a proxy by depositing an instrument in writing executed by him/her or by his/her attorney authorized in writing at our executive offices at 495 March Road, Suite 300, Ottawa, Ontario K2K 3G1 at any time up to and including the last business day preceding the day of the Meeting, or any adjournment or adjournments thereof, at which the proxy is to be used, or with the Chairman of the Meeting on the day of the Meeting or any adjournment or adjournments thereof or in any other manner permitted by law.

VOTING BY PROXY

For the purpose of voting by proxy, proxies marked as “WITHHOLD/ABSTAIN” will be treated as present for the purpose of determining a quorum but will not be counted as having been voted in respect of any matter to which the instruction to “WITHHOLD/ABSTAIN” is indicated.

Your Common Shares may not be registered in your name but in the name of an intermediary (which is usually a bank, trust company, securities dealer or broker, or a clearing agency in which an intermediary participates). If your Common Shares are registered in the name of an intermediary, you are a non-registered shareholder.

We have distributed copies of this document to intermediaries for distribution to non-registered shareholders. Unless you have waived your rights to receive these materials, intermediaries are required to deliver them to you as a non-registered shareholder of Workstream and to seek your instructions as to how to vote your Common Shares. Proxies returned by intermediaries as “non-votes” because the intermediary has not received instructions from the non-registered shareholder with respect to the voting of certain shares or, under applicable stock exchange or other rules, the intermediary does not have the discretion to vote those shares on one or more of the matters that come before the meeting, will be treated as not entitled to vote on any such matter and will not be counted as having been voted in respect of any such matter. Common Shares represented by such broker “non-votes” will, however, be counted in determining whether there is a quorum.

On any ballot that may be called for regarding the matters listed in the Notice of Meeting and in the Form of Proxy, the Common Shares of Workstream will be voted or withheld from voting in accordance with the instructions of the shareholder indicated on the Form of Proxy by marking an “X” in the boxes provided for that purpose on the Form of Proxy. In the absence of such instructions the Common Shares will be voted: (i) “FOR” the election of directors; (ii) “FOR” the appointment of auditors; (iii) “FOR” authorizing the directors to fix the auditors’ remuneration; and (iv) “FOR” the amendment to the Corporation’s Stock Option Plan, in each case, as referred to in this Proxy Circular and Proxy Statement.

EXERCISE OF DISCRETION BY PROXIES

If any amendments or variations to matters identified in the Notice of Meeting are proposed at the Meeting or if any other matters properly come before the Meeting, the enclosed Form of Proxy confers discretionary authority to vote on such amendments or variations or such other matters according to the best judgment of the person voting the proxy at the Meeting. Management knows of no matters to come before the Meeting other than the matters referred to in the Notice of Meeting.

AUTHORIZED CAPITAL, VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

We are authorized to issue an unlimited number of Common Shares, an unlimited number of Class A Preferred Shares and an unlimited number of Series A Convertible Preferred Shares. Our shareholders of record as at the close of business on October 8, 2007, the record date, are entitled to receive notice of, and vote at, the Meeting. As of that date, 52,003,078 Common Shares were issued and outstanding and entitled to vote. As of October 8, 2007, there were no Class A Preferred Shares or Series A Convertible Preferred Shares outstanding. The holders of the Common Shares are entitled to one vote at any meeting of our shareholders for each common share held.

The presence at the Meeting, in person or by proxy, of the holders of at least 33-1/3% of the outstanding Common Shares entitled to be voted at the Meeting constitutes a quorum for the transaction of business at the Meeting.

Unless otherwise indicated, all references in this document to dollar amounts are to U.S. dollars.

Security Ownership of Principal Shareholders

The following table sets forth as of October 1, 2007 certain information with respect to the beneficial ownership of each person whom we knew or, based on the filing of a Schedule 13G, believe to be the beneficial owner of more than 5% of our Common Shares.

Name and Address of Beneficial Owner	Common Shares Number of Shares (1)	Percent
Janus Capital Management LLC 151 Detroit Street Denver, CO 80206	5,366,302	10.3%
Morgan Stanley 1585 Broadway New York, NY 10036	3,446,834	6.6%
Magnetar Capital LLC 1603 Orrington Avenue, 13th floor Evanston, IL 60201	3,162,669 (2)	6.1%
CCM Master Qualified Fund, Ltd. One North Wacker Drive Suite 4350 Chicago, IL 60606	3,321,549 (2)	6.1%
Michael Mullarkey c/o Workstream Inc. 495 March Road, Suite 300 Ottawa, Ontario, K2K 3G1	4,625,000	8.84%

(1)	With respect to each shareholder, includes any shares issuable upon exercise of options or warrants held by such shareholder that are or will become exercisable within 60 days of October 1, 2007.
(2)
Each of Magnetar and CCM hold special warrants and warrants convertible or exercisable into additional Common Shares. However, the agreements pursuant to which these shareholders purchased the special warrants and warrants contained restrictions on the number of shares that these shareholders may beneficially own. These numbers reflect such limitations.

Security Ownership of Management

The following table sets forth as of October 1, 2007 certain information with respect to the beneficial ownership of (i) each director, (ii) each nominee for election to the board of directors, (iii) each person who served as our chief executive officer in fiscal year 2007 and each other executive officer who earned more than $100,000 during fiscal year 2007 (collectively, the “Named Executive Officers”) and (iv) all the directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares(1)		Percent of Class
Michael Mullarkey	4,625,000	(2) (3)	8.84%
Deepak Gupta	1,680,000	(4) (5)	3.13
Stephen Lerch	100,000	(6)	*
Michael A. Gerrior	137,000	(7)	*
Thomas Danis	120,000	(9)	*
John Oltman	105,000	(8)	*
Mitch Tuchman	140,015	(8)	*
All executive officers and directors as a group (7 persons)	6,907,105	(10)	13.10%

* Less than 1%
(1)	With respect to each shareholder, includes any shares issuable upon exercise of options held by such shareholder that are or will become exercisable within 60 days of October 1, 2007.
(2)	Includes 200,000 Common Shares issuable upon the exercise of stock options.
(3)	Includes 100,000 Common Shares issuable upon the vesting of restricted stock units.
(4)	Includes 1,000,000 Common Shares issuable upon the vesting of stock options.
(5)	Includes 250,000 Common Shares issuable upon the vesting of restricted stock units.
(6)	Includes 66,667 Common Shares issuable upon the exercise of restricted stock units.
(7)	Includes 63,000 Common Shares issuable upon the vesting of stock options.
(8)	Includes 40,000 Common Shares issuable upon the vesting of stock options.
(9)	Includes 80,000 Common Shares issuable upon the vesting of stock options.
(10)	Includes 696,666 Common Shares issuable upon the vesting of restricted stock units and 1,623,000 Common Shares issuable upon the vesting of stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities file with the SEC initial reports of ownership and reports of changes in ownership of our Common Shares and other equity securities. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the year ended May 31, 2007, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with except that each of Mr. Danis, Mr. Oltman, Mr. Gerrior and Mr. Tuchman inadvertently failed to file a Form 4 in a timely manner during December 2006.

PROPOSAL 1—ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

At the Meeting, shareholders will be asked to approve the election of directors, as a group, by resolution, which requires that a majority of the votes cast at the Meeting be voted “FOR” the resolution for the election of nominees as a group. Unless a contrary choice is specified, proxies solicited by management will be voted “FOR” the nominees for director set forth below.

At the Meeting, five directors are to be elected to the Board of Directors. John Oltman, who has been a director since November 2005, has decided that he will not stand for re-election and, accordingly, will no longer serve as a director when his term expires. All of the nominees currently serve as members of the Board of Directors and are standing for re-election. The term of office of each of the current directors is due to expire immediately prior to the election of directors at the Meeting. Upon the expiration of Mr. Oltman’s term, there will be two vacancies on the Board of Directors that will not be filled at the Meeting. We are in the process of identifying suitable individuals to fill these vacancies. Once we have identified these individuals, we expect to fill such vacancies as prescribed in our bylaws.

We do not know of any reason why any of these nominees would not accept the nomination. However, if any nominee does not accept the nomination, the persons’ names in the Form of Proxy will vote for the substitute nominee that the Board recommends.

Set forth below is more detailed information regarding each of the nominees.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE NOMINEES FOR DIRECTOR SET FORTH BELOW.
Name	Age	Director Since	Position
Michael Mullarkey	40	2001	Chairman of the Board of Directors (3)
Thomas Danis	60	2001	Director (1)(2)(3)
Michael Gerrior	57	2001	Director (2)(3)
Mitch Tuchman	51	2005	Director (1)(2)
Deepak Gupta	44	2007	President & CEO

(1) Member of the Audit Committee of the Board of Directors.
(2) Member of the Compensation Committee of the Board of Directors.
(3) Member of the Nominating Committee of the Board of Directors.

Michael Mullarkey has been the Chairman of our Board of Directors since November 2001 and served as our Chief Executive Officer from April 2001 through January 2007. From April 2003 until December 2006, Mr. Mullarkey assumed the responsibilities of President, a position he previously held from April 2001 until November 2001. From January 2001 to April 2001, Mr. Mullarkey was the President, Secretary and a Director of Paula Allen Holdings, Inc., a full service outplacement firm in the United States, which we acquired in April 2001. From October 1999 to December 2000, Mr. Mullarkey returned to Sony Corporation where he served as General Manager. From January 1998 to September 1999, Mr. Mullarkey was the co-founder and managing director of Information Technology Mergers & Acquisitions, LLC, an investment capital group managing private equity funding and investing in emerging technology markets and organizations. From October 1989 to February 1997, Mr. Mullarkey was employed by Sony Corporation of America, a subsidiary of Sony Corporation, where his most recent position was Vice President and General Manager. Prior to serving as Sony Corporation of America’s Vice President and General Manager, Mr. Mullarkey served as its National Sales Manager, a position he held from 1992 to 1994, and prior to that he served as one of its Sales Executives.

Thomas Danis has been a member of our Board of Directors since 2001.  Mr. Danis is currently an insurance executive with Aon Corporation, a provider of risk management services, insurance and reinsurance brokerage, human capital and management consulting, and specialty insurance underwriting.  During 2001, Mr. Danis was the Market Area Leader for Southern California with Aon Risk Services and was responsible for the offices in this area.  From 1993 to 2000, Mr. Danis was a Managing Director of the Mergers & Acquisitions Practice for Aon, as well as their St. Louis office.  Mr. Danis serves on the Board of Directors of International Wire Group, Inc. and International Wire Holding Company.  Mr. Danis also serves on the Board of RCP Advisors, a fund to funds private equity firm.

Michael Gerrior has been a member of our Board of Directors since April 2001. From 1988 to present, Mr. Gerrior has been a partner at Perley-Robertson, Hill & McDougall LLP, our Canadian legal counsel. Mr. Gerrior assists his clients with mergers and acquisitions, securities matters and corporate governance. He has concluded private placements, venture capital transactions, and public offerings on various exchanges, including NASDAQ, the TSX Venture Exchange, the Toronto Stock Exchange and the Montreal Exchange.

Mitch Tuchman has been a member of our Board of Directors since November 2005. He has been a sub-advisor to Crestview Capital since January 2006 helping to oversee the firm’s $230 million microcap portfolio. He currently serves as a board member and on Kintera (KNTA) where he serves on the compensation committee.  From January 2001 until November 2005, Mr. Tuchman has served as a consultant and sub-advisor to Apex Capital, LLC, a hedge fund based in Orinda, California, where he has advised on their technology micro-cap and special situations portfolio that grew from $30 million to $200 million.  Mr. Tuchman continues to co-manage with Apex, Net Market Partners, LP, a $28 million venture capital fund.  From 1997 to 2000, Mr. Tuchman invested in and then served as a troubleshooter for venture funds helping their several Internet ventures to optimize their business models, develop strategies, consummate key strategic partnerships and raise follow-on capital. He was instrumental in positioning both C2B Technologies for sale to Inktomi (INKT) and Net Market Makers in their sale to Jupiter Communications (JUPM).  Mr. Tuchman began his career in Silicon Valley at Atari, Inc. in 1982.  From 1984 to 1997, he led, as an operating executive, several Silicon Valley companies through strategic transformations for eventual sale.  Mr. Tuchman earned a MBA from Harvard (1982) and BSBA from Boston University (1978) graduating with honors and distinction.

Deepak Gupta has been the Chief Executive Officer since February 2007 and our President since December 2006. From 2004 until joining the Company, Mr. Gupta served as President and Chief Executive Officer of iSpheres Corp., a leading provider of real-time intelligence on streaming data. From 1999 through 2003, Mr. Gupta was employed by PeopleSoft Inc., where he was the founder and served as Senior Vice President and General Manager of PeopleSoft's PeopleSoft eCenter line of business. From 1992 until 1999, Mr. Gupta served as Chief Business Strategist--Business On Line of Oracle Corp. Mr. Gupta was responsible for all aspects of this business, including sales, marketing, business development, operations and customer support and finance. Before PeopleSoft, Mr. Gupta was the Chief Architect of Oracle’s hosting business as well as the Global Leader for Oracle Services’ Middleware line of business.

Executive Officer Information

Phil Oreste joined Workstream Inc. in June 2007 as Chief Financial Officer, where he is responsible for the company’s finance, investor relations, purchasing, facilities and order management functions. Before joining Workstream, from November 2004 until May 2006 Mr. Oreste was President and COO and CFO of Blue Titan Software, a privately held SOA infrastructure software company, headquartered in San Francisco. Prior to Blue Titan, from 1998 until 2003 Mr. Oreste held the position of Chief Financial Officer at Broadvision (NASDAQ:BVSN) and Vice President of Finance at Intershop Communications (DAX:ISHP) where he completed two successful public offerings raising in excess of $150 million. Prior experience includes financial management positions with ATT (formerly SBC Communications and Pacific Bell) and Shakey’s. Mr. Oreste is a certified public accountant and holds a bachelor’s of science degree in accounting from the University of San Francisco.

Meetings and Committees of the Board of Directors

Each of our directors other than Mr. Gupta and Mr. Mullarkey qualifies as “independent” in accordance with the published listing requirements of NASDAQ. As required by the NASDAQ rules, the Board has made a subjective determination as to each independent director that no relationships exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors with regard to each director’s business and personal activities as they may relate to us and our management.

During the year ended May 31, 2007 (“fiscal 2007”), the Board of Directors held eight meetings. Each director attended more than 75% of the aggregate of the total number of meetings of the Board and meetings held by all committees of the Board on which he served during fiscal 2007.

The Board has established an Audit Committee, a Compensation Committee and a Nominating Committee. The Audit Committee is comprised of three non-employee directors: Thomas Danis (Chairman), John Oltman and Mitch Tuchman. The Board has determined that all members of the Audit Committee are “independent” as that term is currently defined in Rule 4200(a)(15) of the listing standards of the NASD and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934. Thomas Danis has been determined to be an “audit committee financial expert” as defined by the SEC. The Audit Committee recommends to the Board the annual engagement of a firm of independent accountants and reviews with the independent accountants the scope and results of audits, internal accounting controls and audit practices and professional services rendered to us by such independent accountants. The Audit Committee held four meetings during fiscal year 2007. The Board has adopted a written charter for the Audit Committee. A copy of the Audit Committee charter may be found on our website at www.workstreaminc.com.

The Compensation Committee consists of Mitch Tuchman (Chairman), Thomas Danis and Michael Gerrior, each of which is deemed “independent” as described above. The Compensation Committee makes recommendations to the Board on the compensation of the Chief Executive Officer, President and Chief Financial Officer and administers our stock option plan. The Compensation Committee held one meeting during fiscal year 2007. The Board has adopted a written charter for the Compensation Committee. A copy of the Compensation Committee charter may be found on our website at www.workstreaminc.com.

Nominations of Candidates for Director

The Board created a Nominating Committee effective July 18, 2006. The Nominating Committee is comprised of three non-employee directors: Thomas Danis (Chairman), Michael Gerrior and Michael Mullarkey. The Board is in the process of adopting a Nominating Committee Charter, a copy of which will be posted to our website at www.workstreaminc.com. The Nominating Committee is responsible for recommending candidates for nomination and election to our Board of Directors and, when appropriate, reviewing the requisite skills and characteristics required of individual Board members in the context of the current composition of the Board, including such factors as business experience, diversity, personal skills in technology, finance, marketing, financial reporting and other areas that are expected to contribute to an effective Board. The Committee also considers candidates recommended by shareholders. The names and biographies of any such proposed nominees should be sent to Workstream Inc., 1350 Old Bayshore Road, Suite 100, Burlingame CA, 94010, Attention: Monica Zent.

Shareholder Communications with Directors

The Board of Directors welcomes communication from our shareholders. Any shareholder may communicate with either the Board as a whole, or with any individual director by sending a written communication to our Chief Executive Officer at our executive office located at 495 March Road, Suite 300, Ottawa, Ont. K2K 3G1. All such communication sent to the Chief Executive Officer will be forwarded to the Board, as a whole, or to the individual director to whom such communication was addressed.

We encourage, but do not require, the members of the Board to attend the annual meeting of shareholders. No members of our Board of Directors attended last year’s annual meeting of shareholders.

Compensation of Directors for Fiscal Year 2007

All directors are entitled to reimbursement of their reasonable out-of-pocket expenses incurred in attending Board and committee meetings. Directors who are not also Workstream employees or professionals on retainer with Workstream were paid an annual fee of $20,000 for fiscal year 2007. Directors who are members of our Audit Committee (other than the Chairman of the Audit Committee) were paid an additional $15,000 for fiscal year 2007. The Chairman of the Audit Committee was paid $25,000 for fiscal year 2007. The Chairman of the Compensation Committee was paid $25,000 for fiscal year 2007. In addition, each director is eligible to participate in our 2002 Amended and Restated Stock Option Plan and is to receive 20,000 restricted stock unit and option grants.

Director Compensation Table—2007

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	RSU Awards ($)(1)	Total ($)
Thomas Danis	55,000	38,434	11,700	105,134
Michael Gerrior	20,000	25,174	11,700	56,874
John Oltman	35,000	7,197	3,667	45,864
Mitch Tuchman	75,000	7,197	11,433	93,630
Michael Mullarkey	8,750	-	-	8,750

(1)
Represents the compensation expense incurred by us in the fiscal year in connection with grants of stock options calculated in accordance with SFAS 123(R). See Footnote 12 of our financial statements for additional information, including valuation assumptions used in calculating the fair value of the award.

Company Employee Code of Conduct

The Board has adopted a Code of Conduct that applies to our directors, officers and employees, including our principal executive, financial and accounting officers and persons performing similar functions. The Code of Conduct will be made available, without charge, upon written request made to Monica Zent for the Company at its offices located at 1350 Old Bayshore Road, Suite 100, Burlingame CA, 94010. In addition, it is also available on our website at www.workstreaminc.com.

Certain Relationships and Related Transactions and Policy

Michael Gerrior, a member of our Board of Directors, is a partner in the law firm of Perley-Robertson, Hill & McDougall, LLP, which provides ongoing legal services to us.

We review all transactions involving us in which any of our directors, director nominees, significant shareholders and executive officers and their immediate family members are participants to determine whether such person has a direct or indirect material interest in the transaction. All directors, director nominees and executive officers must notify us of any proposed transaction involving us in which such person has a direct or indirect material interest. Such proposed transaction is then reviewed by either the Board as a whole or the Audit Committee, which determines whether or not to approve the transaction. After such review, the reviewing body approves the transaction only if it determines that the transaction is in, or not inconsistent with, the best interests of the company and its shareholders.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

We have designed our compensation programs to attract, retain and motivate high-quality, effective executives and professionals. More specifically, our executive compensation program is designed to provide strong incentives to our executive officers to effectively lead and manage our business to achieve our growth strategy.

We believe our executive compensation program provides compensation opportunities that are competitive with practices of other similarly sized technology companies. A portion of each named executive officer’s potential total compensation may be comprised of cash bonuses, which have historically been discretionary based on a number of factors, including our performance. In the future, these bonuses may be contingent upon our achievement of specific financial and stock performance targets. We believe this model provides a real incentive to motivate management to achieve our business objectives. We also believe that the cash and equity components of our compensation plans will align the interests of our executive officers with our stockholders and will promote long-term stockholder value.

Executive Compensation Process

Our Board has delegated to our Compensation Committee primary authority to determine executive compensation. The Compensation Committee will seek input on executive compensation from our Chief Executive Officer (except with respect to his own compensation) and Chairman of the Board. During fiscal 2007, our Board of Directors determined executive compensation after receiving recommendations from our Compensation Committee. The recommendations made by our Compensation Committee were intended to assist our Board in making their executive compensation decisions. The extent to which the foregoing recommendations and our Board’s final determinations considered subjective criteria varied by officer and the types of subjective considerations utilized were not specifically defined. In the future, the Compensation Committee, at its discretion, may utilize third-party compensation surveys or it may engage compensation consultants to assist in its determination of the key elements of our Named Executive Officers’ compensation.

Compensation Components

In fiscal 2007, the primary component of our Named Executive Officers’ compensation was base salary. Our Named Executive Officers were also entitled to a potential cash bonus through either guaranteed bonuses or a discretionary bonus as determined by the Compensation Committee. In 2008, we intend to implement a performance-based bonus plan.

Base Salary

Base salaries for our Named Executive Officers are related to the scope of their responsibilities, taking into account subjective criteria such as an assessment of the contribution of the individual and other factors deemed relevant by our Board. The level of subjective we consider in making final determinations regarding total compensation varies by officer.

Our Compensation Committee will annually review the base salaries of our executive officers. Our Compensation Committee may adjust or realign our Named Executive Officers’ base salaries based upon comparative data and by taking into account individual responsibilities, performance and experience. Mr. Gupta’s annual base salary for fiscal 2007 was set at $300,000, in accordance with the employment agreement we entered into with Mr. Gupta in December 2006. Mr. Mullarkey’s annual base salary for 2007 was $300,000, which was paid until he vacated his position as Chief Executive Officer in February 2007.

Cash Bonus

Historically, we have granted only discretionary cash bonuses as determined by the Board of Directors or the Compensation Committee based on a number of subjective factors, including our performance, the level of the executive’s position and an evaluation of the executive’s past and expected future performance. During 2007, we granted Mr. Lerch a cash bonus of $12,500. In the future, we intend to implement a performance-based bonus plan as described below. Actual bonus awards will be paid at levels commensurate with performance against pre-established objectives. We did not make any plan-based award payments in fiscal 2007.

Our Board intends to establish potential cash bonuses for certain of our Named Executive Officers based on financial and stock performance in an effort to align the interests of our Named Executive Officers with those of our stockholders. Although the performance goals for bonus awards typically will be fixed at the inception of a period, we may consider additional subjective performance rating goals when evaluating the bonus compensation structure of our executive management.

Equity Awards

In keeping with our philosophy of providing a total compensation package that favors at-risk components of pay, long-term incentives comprise a significant component of our executives’ total compensation package. These incentives are designed to motivate and reward executives for maximizing shareholder value and encourage the long-term employment of key employees. Our objective is to provide executives with above-average, long-term incentive award opportunities.

We view stock options and restricted stock units as our primary long-term compensation vehicle for our executive officers. Stock options are granted at the prevailing market price on the date of grant and will have value only if our stock price increases while restricted stock units are common share grants which vest in the executive officer according to the terms of grant. Grants of stock options and restricted stock units generally are based subjectively upon our performance, the level of the executive’s position, and an evaluation of the executive’s past and expected future performance. Our Compensation Committee grants stock options and restricted stock units periodically, but not necessarily on an annual basis. Stock options will not be granted at less than the market price on the date of grant so they will have value to the recipient only if our stock price increases.

We believe that stock options and restricted stock units will continue to be used as the predominant forms of stock-based compensation. Our at-risk component of pay for long-term executive incentives may include other performance-based awards such as stock appreciation rights or performance shares.

In December 2006, we issued 1,000,000 stock options and 250,000 restricted stock units to Mr. Gupta.

Severance and Change in Control Benefits

We provide our named executive officers with severance arrangements which are contained in their employment agreement. Generally, we provide our named executive officers with severance benefits in the event of their termination by us without cause or if they resign for good reason, with a distinction if such termination or resignation is within twelve months following a change in control transaction. A more detailed description of these benefits is set forth in the individual executive employment contract. In the future, we may offer enhanced severance benefits or change in control benefits to our named executive officers on a case-by-case basis as required under the terms of employment agreements we may enter into with such officers.

Other Compensation

We provide our named executive officers with medical, dental, vision and life insurance benefits and certain of our named executive officers with a car allowance. All of our named executive officers are eligible to participate in our 401(k) plans. These benefits are also made available to all of our employees.

Summary Compensation Table

The following table sets forth the cash compensation as well as certain other compensation earned during fiscal year 2007 by our Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Deepak Gupta, President & Chief Executive Officer (2)	2007	140,000	-	35,417	76,668	-	5,398	(4)	257,483
Stephen Lerch, Former Executive Vice President, COO and CFO	2007	250,000	12,500	67,000	135,168	-	11,894	(5)	476,562
Michael Mullarkey Former President and Chief Executive Officer (3)	2007	230,000	-	65,500	225,996	-	19,535	(6)	541,031

(1)
Represents the compensation expense incurred by us in the respective fiscal year in connection with the grants of restricted common stock or stock options, as applicable, calculated in accordance with SFAS 123(R). See Note 12 of Notes to Consolidated Financial Statements for additional information, including valuation assumptions used in calculating the fair value of the award.

(2)	Mr. Gupta joined the Company in December 2006 as our President and became our Chief Executive Officer in February 2007. Mr. Gupta receives an annual salary of $300,000.
(3)	Mr. Mullarkey was our Chief Executive Officer until February 2007.
(4)	Includes a car allowance of $3,000 and health and dental insurance premiums of $2,398.
(5)	Includes a car allowance of $6,000 and health and dental insurance premiums of $5,894.
(6)	Includes a car allowance of $7,000 and health and dental insurance premiums of $12,535.

Equity Awards

The following table sets forth certain information concerning our outstanding options for our Named Executive Officers at May 31, 2007.

Outstanding Equity Awards At Fiscal Year-End—2007

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Deepak Gupta	-	1,000,000	-	0.84	12/15/11

Stephen Lerch	66,666	-	40,000	4.02	4/4/10
	-	283,334	-	1.31	6/1/11

Michael Mullarkey	200,000	—	—	1.00	1/26/08

	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Share or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights that have not Vested (4)
Deepak Gupta	250,000	300,000	-	-

Steve Lerch	-	-	40,000	-

Stock Option Exercises and Holdings

The following table sets forth certain information concerning the exercise of options and the vesting of restricted stock for our Named Executive Officers during fiscal year 2007.

Option Exercises and Stock Vested—2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Deepak Gupta	—	—	—	—
Stephen Lerch	—	—	33,333	43,666
Michael Mullarkey	—	—	100,000	131,000

(1)	The dollar value is calculated by multiplying the number of shares of restricted stock that has vested by the market value of our Common Shares on the vesting date.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

Deepak Gupta Employment Agreement. On December 3, 2006, we entered into an employment agreement with Deepak Gupta pursuant to which Mr. Gupta was appointed as our President. Mr. Gupta's employment agreement has a two-year term expiring in December 2008 that automatically renews at the end of the initial or any renewal term for an additional one-year term unless either party provides prior notice of non renewal. Mr. Gupta will earn an annual base salary of not less than $300,000 and will also be entitled to a bonus of $200,000 based on mutually agreed objectives being achieved. In addition, the Company granted Mr. Gupta an option to purchase 1,000,000 Common Shares at an exercise price of $0.84 per share, the opening price of the shares on December 4, 2006. We also granted Mr. Gupta the right to receive options to purchase 250,000 additional common shares on December 4, 2006. Such options will vest in three equal annual installments beginning on the first anniversary of the date of grant. In addition, we granted Mr. Gupta 250,000 restricted stock units that vest in three equal annual installments beginning on the first anniversary of the date of grant.

In the event of a “change of control” (as defined in the employment agreement) during the term of the agreement or within 90 days following Mr. Gupta's termination without “cause,” all unvested stock options and restricted stock units held by Mr. Gupta will become immediately vested and exercisable in full for a period of 12 months following such change of control. If within 90 days prior to or 18 months following a change of control Mr. Gupta is terminated for any reason other than “cause” or Mr. Gupta resigns for “good reason” (as defined in the agreement), Mr. Gupta will receive a cash payment equal to 12 months salary and 100% of his agreed upon target bonus, the cash value of 12 months of benefits and entitlements, including the cost to Mr. Gupta to pay for 12 months of COBRA costs for health and dental family insurance coverage, and all salary, benefits and entitlements he would be entitled to in accordance with law.

Phil Oreste Employment Agreement. We entered into an employment agreement with Phil Oreste effective as of June 11, 2007 pursuant to which Mr. Oreste agreed to become our Chief Financial Officer. Mr. Oreste's employment agreement has a one-year term that expires on June 11, 2008 and which automatically renews at the end of the initial or any renewal term for an additional one-year term unless either party provides prior notice of non-renewal. Mr. Oreste will earn an annual base salary of not less than $225,000 and will also be entitled to a bonus of $100,000 based on mutually agreed objectives being achieved. In addition, we granted Mr. Oreste an option to purchase 200,000 Common Shares at an exercise price of $1.17 per share, the closing price of the shares on June 8, 2007. Such options will vest in three equal annual installments beginning on the first anniversary of the date of grant. In addition, we granted Mr. Oreste 50,000 restricted stock units that vest in three equal annual installments beginning on the first anniversary of the date of grant. If Mr. Oreste's employment is terminated by us without “cause” or by Mr. Oreste for “good reason” (as such terms are defined in the agreement), he will be entitled to a payment from us equal to (a) three months' salary if the employment is terminated during the first six months of full time employment or (b) six months' salary if the employment is terminated after six months of full time employment. In the event of a “change of control” (as defined in the employment agreement) during the term of the agreement, all unvested stock options and restricted stock units held by Mr. Oreste will become immediately vested and exercisable in full. If following a change of control Mr. Oreste is terminated for any reason other than “cause,” Mr. Oreste will receive a payment equal to the greater of (a) the amounts to which he is entitled as described in the preceding paragraph or (b) the remaining salary for the term of the agreement.

Performance Graph

The following graph compares the percentage change in the cumulative total shareholder return on the Common Shares from May 2000 with the cumulative total return of Standard & Poor’s 500 Stock Index and a peer’s results during such period. The company used as the peer is Monster Worldwide Inc., which provides recruiting solutions. The comparison assumes that $100 was invested at the beginning of such period in our Common Shares and in the Standard & Poor’s 500 Stock Index and Monster Worldwide Inc. and assumes the reinvestment of any dividends.

CUMULATIVE VALUE OF $100 INVESTMENT

	Workstream	Monster Worldwide	Standard & Poor’s
May 2000	100.00	100.00	100.00
May 2001	98.57	105.47	88.40
May 2002	112.00	48.89	75.12
May 2003	27.43	35.98	67.83
May 2004	80.57	45.81	78.89
May 2005	50.00	47.75	83.87
May 2006	39.71	44.23	89.41
May 2007	34.29	42.72	107.74

Report of the Compensation Committee

We, the members of the Compensation Committee of the Board of Directors, have reviewed and discussed with management the Compensation Discussion and Analysis section (which begins on page 8). Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee:

Mitch Tuchman (Chairman)
Michael Gerrior
Thomas Danis

Report of the Audit Committee

The Audit Committee reviews our financial reporting process on behalf of the Board of Directors. The Audit Committee is comprised solely of independent directors meeting the requirements of applicable Securities and Exchange Commission and NASDAQ rules. Management has the primary responsibility for the financial statements and the reporting process. Our independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements to accounting principles generally accepted in the United States.

In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements. The Committee has reviewed and discussed with management and the independent auditors its audited financial statements as of and for the year ended May 31, 2007, as well as the representations of management and the independent auditors’ opinion thereon regarding the Company’s internal control over financial reporting required under Section 404 of the Sarbanes-Oxley Act. The Committee discussed with the Company’s independent auditors the overall scope and plans for their respective audits, and met with the independent auditors, with and without management present, to discuss the results of their examinations. The Committee also discussed with the Company’s independent auditors, with and without management present, their evaluation of the Company’s internal accounting controls, management’s representations regarding internal control over financial reporting, and the overall quality of Company’s financial reporting. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures covered under the letter from independent auditors, required by Independent Standards Board No. 1 (Independent Discussions with Audit Committees), and has discussed with the auditors their independence from Workstream and its management. Finally, the Audit Committee has considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditors’ independence.

Based on the reviews and the discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Workstream’s Annual Report on Form 10-K for the year ended May 31, 2007, for filing with the Securities and Exchange Commission.

As described below, we are seeking shareholder approval to appoint RSM McGladrey, Inc, our independent auditors for fiscal year 2008, subject to shareholder ratification of such appointment.

Submitted by the Audit Committee:

Thomas Danis (Chairman)
John Oltman
Mitch Tuchman

Fees Paid to Auditors

As part of its duties, the Audit Committee has also considered whether the provision of services other than audit services by the independent auditors to us is compatible with maintaining the auditors' independence. The fees for all services provided by our independent auditors to us during fiscal year 2007 and fiscal 2006 are as follows:

	Fiscal Year 2006	Fiscal Year 2007
Audit Fees	$368,282 CDN	$ $	203,405 CDN 93,480 U.S.
Audit Related Fees	—		—
Tax Fees	$25,149 CDN		$85,840 U.S
All Other Fees	$1,500 U.S.		—

Audit Fees

Audit fees include fees billed by PricewaterhouseCoopers LLP and RSM McGladrey, Inc. for services rendered in connection with the audit of our annual financial statements and for the reviews of our quarterly financial statements and for audit of our internal control over financial reporting.

 Tax Fees

Tax fees relate to tax consultation and compliance services, and work performed with respect to registration statements and other filings with the Securities and Exchange Commission. All of these fees were pre-approved by the Audit Committee.

Audit Committee Pre-Approval Policies and Procedures

Section 10A(i)(1) of the Exchange Act and related SEC rules require that all auditing and permissible non-audit services to be performed by the Company’s principal accountants be approved in advance by the Audit Committee of the Board of Directors. Pursuant to Section 10A(i)(3) of the Exchange Act and related SEC rules, the Audit Committee has established procedures by which the Chairman of the Audit Committee may pre-approve such services provided that the pre-approval is detailed as to the particular service or category of services to be rendered and the Chairman reports the details of the services to the full Audit Committee at its next regularly scheduled meeting.

PROPOSAL 2 - APPOINTMENT OF AUDITORS

(Item 2 on Proxy Card)

By the affirmative vote of a majority of votes present or represented by proxy at the 2006 annual meeting, Tedder, James, Worden & Associates, P.A (Tedder James) was appointed as our auditors for fiscal year 2007. On June 11, 2007, we were notified that certain partners of Tedder James had joined McGladrey & Pullen, LLP, effective June 5, 2007, and, as a result Tedder James resigned as our independent registered auditor. The decision to engage McGladrey & Pullen, LLP was approved by the Board of Directors on June 22, 2007.

Since they were hired on November 6, 2006, there were (1) no disagreements between us and Tedder James on any matters of accounting principle or practices, financial statement disclosure, or auditing scope or procedures and (2) no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K. Tedder James had not issued any reports on our financial statements during the previous two fiscal years. Accordingly, there were no reports that contained any adverse opinion or a disclaimer of opinion or were qualified or modified as to uncertainty, audit scope or accounting principle.

Upon recommendation of the Audit Committee, the Board of Directors proposes to appoint RSM McGladrey, Inc. as our auditors, to hold office until the close of the next annual meeting of shareholders. If the shareholders do not ratify this appointment by the affirmative vote of a majority of the votes present or represented by proxy at the Meeting, other independent public accountants will be considered by the Board of Directors upon recommendation of the Audit Committee.

A representative of RSM McGladrey, Inc. is expected to be at the Meeting. Such representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

The affirmative vote of a majority of votes present or represented by proxy at the Meeting is required to ratify the appointment of RSM McGladrey, Inc. as our auditors. Unless a contrary choice is specified, proxies solicited by Management will be voted "FOR" ratification of the appointment of RSM McGladrey, Inc. as our auditors.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE APPOINTMENT OF RSM MCGLADREY, INC. AS AUDITORS OF WORKSTREAM.

PROPOSAL 3 - AUTHORIZATION TO FIX THE REMUNERATION OF AUDITORS -

(Item 3 on Proxy Card)

In the past, our directors have negotiated with our auditors on an arms-length basis in determining the fees to be paid to the auditors in connection with the provision of audit services. Such fees have been based upon the complexity of the matters in question and the time incurred by the auditors. The affirmative vote of a majority of votes present or represented by proxy at the Meeting is required to authorize the directors to fix the remuneration of the auditors. Unless a contrary choice is specified, proxies solicited by Management will be voted “FOR” the authorization of the directors to fix the remuneration of the auditors.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE AUTHORIZATION OF THE DIRECTORS TO FIX THE REMUNERATION OF THE AUDITORS.

PROPOSAL 4 - AUTHORIZATION TO AMEND THE STOCK OPTION PLAN-

(Item 4 on Proxy Card)

The Board of Directors has adopted, subject to shareholder approval, an amendment to our Amended and Restated 2002 Stock Option Plan to increase the number of Common Shares reserved for issuance under the plan from 5,000,000 to 11,000,000 shares. The Board believes that increasing the number of Common Shares reserved for issuance under the plan is necessary to insure that a sufficient reserve of Common Shares remains available for issuance to allow us to continue to utilize equity incentives to attract and retain the services of key individuals essential to our long-term growth and financial success. We rely on equity incentives in the form of stock option grants and restricted stock unit awards in order to attract and retain key employees and believe that such equity incentives are necessary for us to remain competitive in the marketplace for executive talent and other key employees. As of October 1, 2007, there is no existing reserve of Common Shares under the plan. If this proposal is approved, an additional 6,000,000 Common Shares under the current plan will be available for future issuance.

The following is a summary of the principal features of the plan, and does not purport to be a complete description of the plan. Any shareholder who wishes to obtain a copy of the actual plan document may do so upon written request to 495 March Road, Suite 300, Ottawa, Ontario K2K 3G1.

• Eligibility. All of our employees, officers, directors, consultants and advisors are eligible to receive options and share grants. To be eligible to receive options and share grants, consultants and advisors must have performed services for us or one of our affiliates under a written contract. As of October 1, 2007, there were approximately 201 eligible employees.

• Number of Shares. The aggregate maximum number of shares that may be issued under the plan will be increased to 11,000,000 if the amendment is approved, subject to adjustment upon the occurrence of any subdivision, redivision, consolidation, or other similar change affecting the shares. If any shares subject to any option, grant or award are forfeited, or an option, grant or award is terminated without issuance of shares, the shares subject to such option, grant or award will again be available under the plan.
•Administration of the Plan. The plan is administered by the Audit Committee of the Board of Directors. The Audit Committee shall have the authority to make such adjustments, not inconsistent with the terms of the plan, to the terms of currently outstanding options and share grants as it shall deem appropriate in order to achieve reasonable comparability or other equitable relationship between: (i) outstanding employee awards or the right or obligation to make future awards in connection with the acquisition of another business or another corporation or business entity; and (ii) the options and share grants as so adjusted.

•Restricted Stock Grants and Restricted Share Unit Grants ("share grants"). We may issue shares or award units (one share for each unit) that are issued or awarded subject to certain restrictions on their sale by the participant as determined by our Audit Committee (including, without limitation, any limitation on the right to vote the shares or the right to receive any dividend or other right or property), which restrictions may lapse separately or in combination at such time or times in such instalments or otherwise, as our Audit Committee may deem appropriate.

•Forfeiture of Share Grants. Any share grants that have not yet vested in a participant shall be terminated as of the termination of the participant's employment with us.

•Options. Options granted under the plan may be either incentive stock options (ISOs) or non-qualified stock options. ISOs are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code. If the options are granted to a U.S. employee, the Audit Committee will designate the options granted under the plan as ISOs or non-qualified stock options.

• Exercise Price. The exercise price of an option granted under the plan is determined by the Audit Committee, but in any event the option price shall not be lower than the fair market value of a share on the date the option is granted. The exercise price must be at least 110% of the fair market value of our shares on the date an ISO is granted if the recipient owns shares possessing more than 10% of the total voting power of our shares.

•Termination of Options. All options terminate on the earliest of: (a) the expiration of the term specified in the option, which may not exceed five years from the date of grant, unless the Audit Committee specifies otherwise; (b) the expiration of two months from the date an optionee's employment or service with us or our affiliates terminates for any reason other than disability, death or retirement; or (c) the expiration of six months from the date an optionee's employment or service with us or our affiliates terminates by reason of disability, death or retirement. The Audit Committee, in its discretion, may provide for additional limitations on the terms of any option.
• Transfers. No option or share grant awarded under the plan may be transferred, except by will or the laws of descent and distribution.
• Payment. An optionee may pay for shares covered by an option in cash, certified check, bank draft, money order or by such other mode of payment as the Audit Committee may approve.
• Provisions Relating to a Change of Control. Unless otherwise determined by the Board of Directors, upon the occurrence of a change of control, all options and share grants become immediately vested and exercisable in full, provided that optionees are not required to exercise their options if the exercise price is greater than the price per share of the offer received in connection with the change of control. A change of control will occur upon approval by a majority of the shareholders of an offer to acquire greater than fifty percent of the combined voting power of our outstanding securities or an offer to acquire us through the purchase of all of our assets, by amalgamation or otherwise.

•Amendments. The Audit Committee, with the approval of a majority of the shareholders, may amend the plan from time to time in such manner as it may deem advisable, provided the plan is not amended more than once every six months other than to comply with changes in the tax and employee benefit laws. Nevertheless, the Audit Committee may not, without obtaining an optionee's approval, alter or impair the rights or increase the obligations with respect to an option previously granted.

•Vesting. Unless otherwise specified by the Audit Committee, options granted under the plan vest in three equal annual installments beginning on the first anniversary of their grant. The exercise period for the options may be accelerated from time to time, as determined by the Audit Committee.

In order to be effective, the amendment to the 2002 Amended and Restated Stock Option Plan must be approved by a majority of votes cast by our shareholders who vote in respect of such resolution.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE AUTHORIZATION OF THE DIRECTORS TO AMEND THE STOCK OPTION PLAN.
AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K, as amended, for fiscal year 2007, as filed with the Securities and Exchange Commission, may be obtained without charge upon written request to Investor Relations, Workstream Inc., 1350 Old Bayshore Road, Suite 100, Burlingame, CA 94010, Phone: (800) 221-4005 or on our website at www.workstreaminc.com

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Shareholders wishing to submit proposals for inclusion in the proxy circular and proxy statement for the 2008 Annual Meeting of Shareholders must submit such proposals to us at 495 March Road, Suite 300, Ottawa, Ontario K2K 3G1, Attention: General Counsel on or before June 30, 2008. In order for the proposal to be included in the proxy circular and proxy statement, the shareholder submitting the proposal must meet certain eligibility standards and comply with the procedures established by the SEC as set forth in Rule 14a-8 of the Securities Exchange Act of 1934.

CERTIFICATE

The contents of this Proxy Circular and Proxy Statement, and the sending of it to the holders of shares of Workstream, to each director of Workstream and to the appropriate governmental agencies have been approved by the Board of Directors.

DATED at Ottawa, Ontario, this 8th day of October 2007.

BY ORDER OF THE BOARD

Signed by:

Michael Mullarkey
Chairman